Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Jakob Jakobsen
Senior Director, Investor Relations & Corp Comm	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	310-309-1003
mgraham@sequenom.com	jjakobsen@chandlerchiccocompanies.com

SEQUENOM ANNOUNCES LEADERSHIP APPOINTMENTS

SAN DIEGO, Dec. 11, 2012 – Sequenom Inc. (Nasdaq: SQNM) announced today the appointments of William Welch as the Company’s President and Chief Operating Officer and Dirk van den Boom as the Company’s Executive Vice President, Research & Development and Chief Technology Officer, both effective immediately. Additionally, Ronald Lindsay has been named as the Company’s Executive Vice President, Strategic Planning. Harry F. Hixson, Jr. will continue to serve as Chairman and Chief Executive Officer.

Mr. Welch joined Sequenom in January 2011 as Senior Vice President, Diagnostics. He has overseen the Company’s commercial operations in connection with the October 2011 launch of its MaterniT21 PLUS laboratory-developed test.

“Bill’s extensive industry experience and knowledge have been a significant asset to Sequenom over the last two years as we launched the MaterniT21 PLUS test,” said Harry Hixson, Jr., Chairman and Chief Executive Officer. “This promotion reflects his many contributions to the growth of our company and the board’s confidence in his future leadership capacity.”

Dr. van den Boom has served as Sequenom’s Senior Vice President of research and development since August 2010 and previously served as the Company’s vice president, research and development. He joined Sequenom in 1998 at the company’s Hamburg office, subsequently serving in various management roles of increasing responsibility within the R&D department.

“Dirk has demonstrated impressive professional and managerial growth over the past three years and we look forward to his contributions as he takes the helm of R&D leadership at Sequenom,” said Ronald M Lindsay, Director and newly appointed EVP of Strategic Planning. “We believe Dirk will successfully drive key strategic initiatives that will underpin the company’s future growth.”

Dr. Lindsay has served as Sequenom’s Executive Vice President, Research & Development since August 2010 and previously served as interim Senior Vice President, Research and Development. Dr. Lindsay has served as a member of Sequenom’s Board of Directors since 2003.

Prior to joining Sequenom, Mr. Welch was a consultant to molecular diagnostic companies in the personalized medicine sector. From August 2005 to September 2009, Mr. Welch was senior vice president and chief commercial officer at Monogram Biosciences, a bioscience laboratory services company. Prior to his time at Monogram, Mr. Welch was vice president of sales and marketing at La Jolla Pharmaceuticals and vice president of global marketing with Dade Behring MicroScan. Mr. Welch entered the healthcare field with Abbott Laboratories where he held progressive management positions, including General Manager. Mr. Welch earned a B.S. with honors in chemical engineering from the University of California at Berkeley and received his M.B.A. from Harvard University.

Dr. van den Boom received his Ph.D. in Biochemistry/Molecular Biology from the University of Hamburg where he focused on various aspects of nucleic acid analysis with mass spectrometry. He has co-authored more than 50 scientific articles and is an inventor on 48 patents or patent applications.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s expectations regarding future leadership and contributions, the Company’s future growth, and the Company’s commitment to improving healthcare through revolutionary genetic analysis solutions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use of technology and tests such as the MaterniT21 PLUS test, reliance upon the collaborative efforts of other parties including without limitation any international distributors or licensees, the Company or third parties obtaining or maintaining regulatory approvals that impact the Company’s business, government regulation particularly with respect to diagnostic products and laboratory developed tests, publication processes, the performance of designed product enhancements, the Company’s ability to develop and commercialize technologies and products, particularly new technologies such as noninvasive prenatal diagnostics, laboratory developed tests, and genetic analysis platforms, the Company’s financial position, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, litigation involving the Company, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and its Annual Report on Form 10-K for the year ended December 31, 2011. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

SOURCE Sequenom, Inc.

For further information: Marcy Graham, Senior Director, Investor Relations & Corp Comm, Sequenom, Inc., +1-858-202-9028, mgraham@sequenom.com; or Jakob Jakobsen, Media Contact, Chandler Chicco Agency, +1-310-309-1003, jjakobsen@chandlerchiccocompanies.com

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